Exhibit 10.1

Execution Version

Employment Agreement for Claude Lopez

The Scotts Company LLC

The Scotts Company LLC
Employment Agreement for Claude Lopez

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into, as of May 28, 2010 (the “Execution Date”), but is effective as of the first day of October 2010 (herein referred to as the “Effective Date”), by and between The Scotts Company LLC (the “Company”), an Ohio limited liability company, and Claude Lopez (the “Executive”). The Executive and the Company are each sometimes referred to herein as a “Party” and collectively referred to herein as the “Parties.”

WHEREAS, the Executive is currently employed as the head of International Business with a subsidiary of the Company, Scotts France SAS (“SFSAS”), and is a party to an employment agreement with SFSAS, dated July 1, 2001 (the “Old Agreement”); and

WHEREAS, the Executive possesses considerable experience and an intimate knowledge of the business, and, as such, the Executive has demonstrated unique qualifications to act in an executive capacity for the Company, Scotts or any of their affiliates; and

WHEREAS, the Company desires to promote the Executive from his current role with SFAS, to a new non-executive officer position as the President, Global Sales, located in the United States; and

WHEREAS, the Executive desires to move to the United States and accept the position of President, Global Sales at the Company; and

WHEREAS, Executive and the Company understand that this new position will require regular travel outside of the United States;

WHEREAS, the Company and the Executive, therefore, want to enter into this Agreement to set forth the terms of the Executive’s employment with the Company; and

WHEREAS, the Company and the Executive agree that this Agreement replaces and supersedes the Old Agreement in its entirety; and

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the Parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

Article 1. Term of Employment

As evidenced by the Executive’s signature below, the Executive hereby agrees that this Agreement replaces and, therefore, supersedes the Old Agreement and the Executive further agrees that he shall have no rights under the Old Agreement as of the Effective Date.

1.1 Term of Agreement. The Executive’s employment shall be governed by the terms and conditions set forth in this Agreement during the Term. The initial term of this Agreement shall commence on the Effective Date and shall continue until September 30, 2013, unless sooner terminated by either Party as set forth below. The period commencing on the Effective Date and ending on the date on which the term of this Agreement terminates is referred to herein as the “Term.”

1.2 Renewal Terms. The Parties may negotiate in good faith to extend the Term for continued employment with the Company or an affiliate. In the event that the Parties’ negotiation extends beyond the initial Term, the Parties agree that the material terms of this Agreement shall continue to govern during the negotiation period. If the Parties are unable to, or either Party decides not to, negotiate such continued employment this Agreement shall expire at the end of the initial Term or at the end of the negotiation period, if applicable. The “end of the negotiation period” shall mean 14 calendar days after written notice is provided to the other party that he or it no longer desires to negotiate. As a replacement for the Old Agreement and all obligations thereunder, if this Agreement is not renewed or extended pursuant to this Section 1.2, or either party gives notice he or it no longer desires to negotiate continued employment, such non-renewal will constitute a termination without Cause and the Executive will be entitled to severance in accordance with Article 7, as applicable.

1.3 Expiration. Unless this Agreement is extended as set forth in Section 1.2, this Agreement, and the Executive’s employment with the Company, automatically expires at the end of the initial Term (i.e., September 30, 2013). The last day of the Term shall be the Effective Date of Termination. Nothing in this Amendment is intended to change any of the terms or conditions set forth in any of the Executive’s award agreements that remain active on the Effective Date of Termination. Notwithstanding anything contained herein to the contrary, this is employment at will and nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company, and the Executive specifically acknowledges that the Executive is subject to discharge at any time by the Company with or without Cause (as defined in Section 2.7 below) and without compensation of any nature, except as provided in Article 7 below.

With the exception of the covenants referenced in Article 10 (which survive the termination of the Executive’s employment), after any payments are made under Article 7, the Company and the Executive shall have no further obligations under this Agreement. The Parties agree that except for any payments made under Article 7, the Company has no further severance obligations to the Executive and no additional severance (including accelerated vesting and/or settlement of equity-based compensation except to the extent otherwise provided in the award agreement) will be payable in connection with the Executive’s termination of employment under this Agreement.

Article 2. Definitions

2.1	“Agreement” means this Employment Agreement for Claude Lopez effective as of October 1, 2010.

2.2	“Annual Bonus Award” means the annual bonus to be paid to the Executive in accordance with the terms of the annual bonus program(s) maintained by the Company, Scotts or any of their affiliates in which the Executive is a participant.

2.3	“Award Period” means the performance period applicable to Long-Term Incentive Awards granted under the relevant Company long-term incentive plan.

2.4	“Base Salary” means the salary of record paid to the Executive in United States dollars as annual salary, pursuant to Section 5.1, excluding all other amounts received including under incentive or other bonus plans, whether or not deferred.

2.5	“Beneficiary” means the individuals or entities designated or deemed designated by the Executive pursuant to Section 11.6 herein.

2.6	“Board” or “Board of Directors” means the Board of Directors of Scotts.

2.7	“Cause” means the Executive’s:

(a)	Continued failure to substantially perform his duties with the Company, Scotts or any of their affiliates after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has failed to substantially perform his duties, and after the Executive has failed to resume substantial performance of his duties on a continuous basis within thirty (30) calendar days of receiving such demand; or

(b)	Conviction of a felony; or

(c)	Engagement in illegal conduct, an act of dishonesty, violation of Scotts’ policies or other similar conduct, that in the Company’s sole discretion, which shall be exercised in good faith, is injurious to the Company, Scotts or any of their affiliates; or

(d)	Material breach of any provision of this Agreement; provided, however, that the Executive’s willful and material breach of Article 4 shall not constitute “Cause” unless the Executive has first been provided with written notice detailing such breach and a thirty (30) calendar day period to cure such breach; or

(e)	Breach of Scotts’ code of business conduct or ethics as determined in good faith by the Company; or

(f)	Violation of Scotts’ insider-trading policies as determined in good faith by the Company; or

(g)	Material breach of Executive’s fiduciary duties to the Company, Scotts or any of their affiliates as determined in good faith by the Company.

For purposes of determining Cause, no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board; or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.

2.8	“Change in Control” means the occurrence of any of the following events after the Effective Date of this Agreement:

(a)	Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Scotts, subsidiaries of Scotts, an employee benefit plan sponsored by Scotts, or Hagedorn Partnership, L.P. or its successor or any party related to Hagedorn Partnership, L.P. (as determined by the Board of Directors) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than thirty percent (30%) of the combined voting stock of Scotts;

(b)	The shareholders of Scotts adopt or approve a definitive agreement or series of related agreements for the merger or other business consolidation with another person, the agreement(s) become effective and, immediately after giving effect to the merger or consolidation, (i) less than fifty percent (50%) of the total voting power of the outstanding voting stock of the surviving or resulting person is then “beneficially owned” (within the meaning of Rule l3d-3 under the Exchange Act) in the aggregate by (x) the shareholders of Scotts immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the shareholders of Scotts entitled to vote with respect to such merger or consolidation, the shareholders of Scotts as of such record date and (ii) any “person” or “group” (as defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act) has become the direct or indirect “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act) of more than fifty percent (50%) of the voting power of the voting stock of the surviving or resulting person;

(c)	Scotts, either individually or in conjunction with one or more of its subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of Scotts and the subsidiaries, taken as a whole (either in one transaction or a series of related transactions), to any person (other than Scotts or a wholly owned subsidiary);

(d)	For any reason, Hagedorn Partnership, L.P. or its successor or any party related to Hagedorn Partnership, L.P. (as determined by the Board of Directors) becomes the beneficial owner, as defined above, directly or indirectly, of securities of Scotts representing more than forty-nine percent (49%) of the combined voting power of Scotts’ then-outstanding voting securities; or

(e)	The adoption or authorization by the shareholders of Scotts of a plan providing for the liquidation or dissolution of Scotts.

2.9	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Agreement, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.10	“Committee” means the Compensation and Organization Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to take any actions referenced in this Agreement. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Agreement that would otherwise be the responsibility of the Committee.

2.11	“Company” means The Scotts Company LLC, an Ohio corporation, or any successor company thereto as provided in Section 8.1 herein.

2.12	“Director” means any individual who is a member of the Board of Directors of Scotts.

2.13	“Disability” or “Disabled” means for all purposes of this Agreement, a consecutive period of ninety (90) calendar days during which the Executive is unable to perform his duties.

2.14	“Effective Date” means October 1, 2010.

2.15	“Effective Date of Termination” means the date on which a termination of the Executive’s employment occurs. For purposes of this Agreement, references to a “termination of employment” or any form thereof shall mean a “separation from service” as defined under Section 409A of the Code.

2.16	“Executive” means Claude Lopez.

2.17	“Good Reason” means, without the Executive’s consent, the existence of one or more of the following conditions:

(a)	A material diminution in the Executive’s Base Salary or, without Executive’s agreement in writing as set forth in Section 5.2, a material diminution in Executive’s Annual Bonus Award opportunity (expressed as a percentage of his Base Salary);

(b)	A material change in the geographic location at which the Executive must perform services; provided, however, that the Executive acknowledges that his position shall be deemed to include global sales and travel worldwide and business travel incident to his position shall not be deemed to constitute a material change hereunder; or

(c)	A material change in the Executive’s position such that it no longer requires periodic travel to Europe as set forth in Article 3.

Notwithstanding the foregoing, (i) an event described in this Section 2.17 shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from the Executive of written notice of the event which constitutes Good Reason and (ii) Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given the Company written notice of such event prior to such date.

2.18	“Long-Term Incentive Award” means the Long-Term Incentive Award to be paid to the Executive in accordance with the Company’s Amended and Restated 2006 Long-Term Incentive Plan as described in Section 5.3 herein.

2.19	“Notice of Termination” means a written notice which shall indicate the specific termination provision of Article 7 in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

2.20	“Prorated Annual Bonus Award” means, for any fiscal year, the Annual Bonus Award that the Executive would have received had the Executive remained employed for the entire fiscal year/performance period, but prorated based on the actual Base Salary paid to the Executive during such fiscal year for services rendered through the Effective Date of Termination.

2.21	“Prorated Target Annual Bonus Award” means, for any fiscal year, the amount of money determined by multiplying the Executive’s bonus target percentage with respect to his Annual Bonus Award by the actual Base Salary paid to the Executive during such fiscal year for services rendered through the Effective Date of Termination. For example, if the Executive’s Base Salary is $100,000.00, but only $40,000.00 of the Base Salary was earned for services rendered during the fiscal year through the Effective Date of Termination, and the Executive’s bonus target percentage with respect to his Annual Bonus Award is 25%, then the Executive’s Prorated Target Annual Bonus Award is $10,000.00.

2.22	“Scotts” means The Scotts Miracle-Gro Company, an Ohio corporation.

2.23	“Specified Executive” means a “specified employee” within the meaning of Treasury Regulation §1.409A-1(i) and as determined under the Company’s policy for determining specified employees.

2.24	“Target Annual Bonus Award” means, for any fiscal year, the amount of money determined by multiplying the Executive’s bonus target percentage with respect to his Annual Bonus Award by the Executive’s then Base Salary. For example, if the Executive’s Base Salary is $100,000.00 and the Executive’s bonus target percentage with respect to his Annual Bonus Award is 25%, then the Executive’s Target Annual Bonus Award is $25,000.00.

Article 3. Position and Responsibilities

During the Term, the Executive agrees to serve in a non-executive officer role as the President, Global Sales at the Company’s office in Marysville, Ohio. In this capacity, the Executive shall report directly to the Executive Vice President, North America, or such other executive officer as the Chief Executive Officer shall designate, and shall be responsible for global consumer sales and shall perform such other duties and responsibilities as may be reasonably assigned to the Executive during the Term. The Executive’s position will be based in the United States but will require travel outside the United States to the Company’s offices and affiliated offices in various countries and unions including, but not limited to Austria, Benelux, France, Germany, Poland and the United Kingdom. The majority of the Executive’s time will be spent in the United States but the Parties agree that such travel outside the United States will require the Executive to make periodic travel each year to such countries and unions.

Article 4. Standard of Care

During the Term, the Executive agrees to devote his full time, attention, and energies to the Company’s business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage unless such business activity is approved in writing by the Board or Committee, provided, however, that board positions with nonprofit or philanthropic organizations which do not interfere with the Executive’s performance of his duties and responsibilities shall not require Board or Committee approval. The Executive covenants, warrants, and represents that he shall:

(a)	Devote his full and best efforts to the fulfillment of his employment obligations; and

(b)	Adhere to Scotts’ code of business conduct or ethics as determined by the Board, the Committee or the Company and exercise the highest standards of conduct in the performance of his duties.

Article 5. Compensation

As remuneration for all services to be rendered by the Executive during the Term, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

5.1 Base Salary. The Company shall pay the Executive a Base Salary in the annual amount of $475,000 in United States dollars. That amount is calculated from the salary set forth in the Old Agreement of €352,937, as converted in an exchange rate of about 1.35 United States dollars to 1.0 Euros, which was approximately the exchange rate in effect when the Parties informally accepted the essential terms that resulted in the preparation of this Agreement. This Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company. The Base Salary shall be reviewed at least annually following the Effective Date of this Agreement, while this Agreement is in force, to ascertain whether, in the judgment of the Committee, such Base Salary should be modified. If modified, the Base Salary as stated above shall, likewise, be modified for all purposes of this Agreement.

5.2 Annual Bonus. The Executive shall be eligible to receive, in addition to his Base Salary, an Annual Bonus Award which shall be based on an annual target expressed as a percentage of the Executive’s Base Salary. The amount of the Annual Bonus Award, if any, with respect to any fiscal year shall be based upon performance targets and award levels determined by the Committee in its sole discretion, in accordance with the applicable annual bonus program(s) as in effect from time to time. The Executive’s Annual Bonus Award opportunity (i.e., the amount payable if one hundred percent (100%) of the applicable goals and targets are attained) for any fiscal year during the Term will be established at fifty-five percent (55%) of his Base Salary, unless the parties agree otherwise in writing. Any Annual Bonus Award earned and payable to the Executive hereunder shall be paid as set forth in the plan governing such Annual Bonus Award.

5.3 Long-Term Incentives. The Executive shall be eligible to receive, in addition to his Base Salary and Annual Bonus Award, a Long-Term Incentive Award for services rendered during an Award Period established by the Committee. The amount of the Long-Term Incentive Award, if any, with respect to any Award Period shall be based upon award levels determined by the Committee in its sole discretion, in accordance with the Company’s or Scotts’ long-term incentive compensation plan, as the case may be, as in effect from time to time.

5.4 Retirement Benefits. During the Term, and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Executive all retirement benefits to which other executives and employees of the Company are entitled to receive, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally.

5.5 Employee Benefits. During the Term, and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Executive all benefits to which other executives and employees of the Company are entitled to receive, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally. Such benefits shall include, but shall not be limited to, life insurance, comprehensive health and major medical insurance, dental insurance, prescription drug insurance, vision insurance, and short-term and long-term disability. The Executive shall likewise participate in any additional benefit as may be established during the Term, by standard written policy of the Company.

5.6 Sign-on Grant. Pursuant to the Company’s Amended and Restated 2006 Long-Term Incentive Plan (the “LTIP”), the terms of which are expressly incorporated herein (or successor plan), the Executive shall be granted performance units of the Company with a value on the date of grant of approximately $600,000, subject to the terms and conditions of the LTIP. The value of the performance unit grant reflects the approximate difference between the value of the Executive’s severance benefits under the Old Agreement and the value of the severance benefits set forth herein. The performance units shall vest based on performance criteria and be subject to certain accelerated vesting provisions as set forth in the LTIP and the Performance Unit Award Agreement, substantially and in all material respects in the form attached hereto as Exhibit A.

5.7 Residency and Tax Equalization. The intent of the tax equalization benefit is to place the Executive in approximately the same after-tax position he would have been, as to Base Salary, the Mobility Allowance Payment and any Annual Bonus Award (or such other payment or benefit that is subject to the tax equalization protection as expressly set forth herein), had the Executive remained a resident of France. The Company shall provide a tax equalization amount to the Executive such that the Executive will owe no greater (or lesser) taxes on the Executive’s Base Salary, the Mobility Allowance Payment and his Annual Bonus Award, if applicable (or such other payment or benefit that is subject to the tax equalization protection as expressly set forth herein), compared to the taxes that would be due on the same compensation in France, if the Executive remained a resident of France, and as if that were the only compensation earned by the Executive. If the Executive receives a tax equalization amount, the Executive will be entitled to a gross up payment as necessary to cover any and all taxes associated with the tax equalization benefit putting the Executive in approximately the same after-tax position he would have been in had the Executive remained a resident of France. If the Executive owes the Company a tax equalization amount, the Executive shall, upon request, make a payment to the Company in United States dollars (or the Company may, without request, reduce future payments of Base Salary, or reduce the Annual Bonus Award or any other payments due to the Executive) in the amount due. For purposes of calculating the tax equalization amount on Base Salary, the Mobility Allowance Payment or Annual Bonus, if applicable (or such other payment or benefit that is subject to the tax equalization protection as expressly set forth herein), the taxes shall include all income, employment, social charges or related customary taxes that would be due in the United States or France on the Executive’s Base Salary, the Mobility Allowance Payment and his Annual Bonus Award, if applicable (or such other payment or benefit that is subject to the tax equalization protection as expressly set forth herein). Any tax equalization amount to either party or gross up payment payable to the Executive under this Section 5.7 will be paid as soon as practicable, but not later than March 15, of the calendar year following the calendar year for which such shortfall occurs. The Company and the Executive understand that there are specific requirements and rules which govern the Executive’s residency in France and whether the Executive will be a non-resident of France and a resident of the United States for purposes of his employment under this Agreement. The Company will use its reasonable best efforts to assist the Executive so that the Executive qualifies as a non-resident of France during the Term but the Executive acknowledges and agrees to take all steps necessary to assume non-resident status in France and appropriate immigration status in the United States and to assume all risk associated with these requirements, including without limitation the French income and social tax requirements. The Parties expressly acknowledge and agree that any amount paid under Section 5.7 will not be considered Base Salary or an Annual Bonus Award for purposes of this Agreement.

5.8 Mobility Allowance. The Executive’s principal work location shall be at the Company’s offices located in Marysville, Ohio. The Executive acknowledges and agrees that it is a condition of his employment with the Company that the Executive relocate to the Marysville, Ohio area. The Company shall assist the Executive as to those mobility expenses, in connection with the Executive’s relocation to the Marysville, Ohio area, by making a one time payment in the amount of one hundred thousand dollars ($100,000.00) to the Executive on a net basis (the “Mobility Allowance Payment”). The Mobility Allowance Payment shall be subject the tax equalization protection as set forth in Section 5.7, applicable tax withholding and will be paid not later than October 31, 2010.

5.9 French Benefits. The Company will make voluntary contributions on behalf of the Company and the Executive during the Term as necessary to maintain all state provided health and welfare, unemployment and retirement coverage amounts for the Executive in France based on the same levels the Executive would have enjoyed had he remained an associate in France for the Term.

5.10 Accrued Holiday Payment. The Parties expressly acknowledge and agree that SFSAS will make a cash payment to the Executive, on or before the Effective Date, to buyout any accrued but not taken holiday entitlement through the Effective Date, pursuant to the terms of the Old Agreement.

5.11 Additional Perquisites. The Company shall provide to the Executive the following additional perquisites.

(a) The Company shall provide to the Executive on an annual basis a Company provided automobile pursuant to the Company’s executive car program in place from time to time.

(b) The Company shall provide to the Executive on a monthly basis a housing allowance to cover the cost of a rental home, utilities and furniture, if applicable, of up to six thousand dollars ($6,000.00). This housing allowance shall be paid directly to the third party lessor, or agent, on behalf of the Executive.

(c) The Company shall provide to the Executive on an annual basis either (i) a four thousand dollar ($4,000.00) amount to be used in lieu of the provision of personal financial tax planning, or (ii) personal financial tax planning up to a cost or value of such amount.

(d) The Company shall, on an annual basis, provide the Executive, or reimburse up to six thousand dollars ($6,000) expended by the Executive for, an executive physical examination at a Mayo Clinic location or comparable facility.

(e) The Company shall pay for up to ten (10) round trip business class airline tickets per year for trips to and from France, for the Executive, his spouse or other immediate family members, as applicable. Such tickets must be booked through the Company’s corporate travel office.

(f) The Company shall provide to the Executive on an annual basis, at no cost, the preparation of his United States and French annual tax returns, for all calendar tax years during the Term, by an independent preparer.

(g) The Company will pay or reimburse the Executive such amount, in the aggregate, as the Company determines, in its sole discretion, to be the reasonable costs to move the Executive, his spouse or dependents, including personal items and household goods, to France following the Term. Any payment or reimbursement, if applicable, shall be made in accordance with the Company’s travel and relocation policies then in effect.

(h) The value of any services or reimbursements paid under this Section 5.11 will be added to the Executive’s taxable income. Some or all of such value or amount of the benefits described in this Section 5.11 may be tax deductible by the Executive, but the Company makes no tax representation relating thereto. The value of any benefits or amounts paid under Sections 5.11 (b), (e), (f) or (g) will be subject to the tax equalization protection as set forth in Section 5.7.

Article 6. Expenses

Upon presentation of appropriate documentation, the Company shall pay, or reimburse the Executive, for all ordinary and necessary business expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Executive’s participation is in the best interest of the Company, in accordance with Company policy.

Article 7. Employment Terminations

7.1 Termination Due to Death. In the event of the Executive’s death during the Term, this Agreement shall terminate effective immediately and the Company’s obligations under this Agreement shall immediately expire.

Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:

(a)	Base Salary through the Effective Date of Termination within thirty (30) days following such Effective Date of Termination;

(b)	Subject to the Executive’s estate signing and not revoking a release of claims satisfactory to the Company (a “Release”) within sixty (60) days following the Effective Date of Termination, the Prorated Target Annual Bonus Award. Such amount shall be paid no later than seventy (70) days following the Effective Date of Termination; and

(c)	All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company. Such rights and benefits shall be paid or provided, as applicable, in accordance with the terms of the applicable plan or program.

The Company and the Executive thereafter shall have no further obligations under this Agreement. The Parties agree that except for any payments made under Section 7.1, the Company has no further severance obligations to the Executive and no additional severance (including accelerated vesting and/or settlement of equity-based compensation except to the extent otherwise provided in the award agreement) will be payable in connection with the Executive’s termination of employment under this Agreement.

7.2 Termination Due to Disability. Subject to any applicable legal requirement, in the event that the Executive becomes Disabled during the Term, the Company shall have the right to terminate the Executive’s employment by giving the Executive a Notice of Termination. Upon the Effective Date of Termination, the Company’s obligations under this Agreement shall immediately expire.

Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:

(a)	Base Salary through the Effective Date of Termination (subject to an offset for any disability payments that the Executive receives during this period) within thirty (30) days following such Effective Date of Termination;

(b)	Subject to the Executive signing and not revoking a Release within sixty (60) days following the Effective Date of Termination, the Prorated Target Annual Bonus Award. Such amount shall be paid no later than seventy (70) days following the Effective Date of Termination; and

(c)	All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company. Such rights and benefits shall be paid or provided, as applicable, in accordance with the terms of the applicable plan or program.

With the exception of the covenants referenced in Article 10 (which survive the termination of the Executive’s employment), after the payments and execution of the Release, the Company and the Executive shall have no further obligations under this Agreement. The Parties agree that except for any payments made under Section 7.2, the Company has no further severance obligations to the Executive and no additional severance (including accelerated vesting and/or settlement of equity-based compensation except to the extent otherwise provided in the award agreement) will be payable in connection with the Executive’s termination of employment under this Agreement.

7.3 Voluntary Termination by the Executive. The Executive may terminate his employment and this Agreement at any time by giving the Company a Notice of Termination, delivered at least sixty (60) calendar days prior to the Effective Date of Termination; provided, however, that the Company may waive all or a portion of such sixty (60) day notice period. If the Company waives all or a portion of such sixty (60) day notice period, this Agreement shall not continue for the full sixty (60) day notice period but shall terminate upon the Executive’s “separation from service” as defined under Section 409A of the Code, which date shall be the Effective Date of Termination.

Upon the Effective Date of Termination, the Company shall pay the Executive (a) his accrued and unpaid Base Salary at the rate then in effect, through the Effective Date of Termination within thirty (30) days following such Effective Date of Termination, plus (b) all other benefits to which the Executive has a vested right as of the Effective Date of Termination pursuant to the terms and conditions of the applicable plans and programs of the Company. With the exception of the covenants referenced in Article 10 (which survive the termination of the Executive’s employment), the Company and the Executive shall have no further obligations under this Agreement.

7.4 Termination by the Company without Cause or by the Executive with Good Reason unrelated to a Change in Control. At all times during the Term, the Company may terminate the Executive’s employment for reasons other than death, Disability, or for Cause, by providing to the Executive a Notice of Termination, at least sixty (60) calendar days prior to the Effective Date of Termination. Such Notice of Termination shall be irrevocable absent express written, mutual consent of the Parties. Additionally, the Executive may terminate employment with the Company for Good Reason by providing the Company with a Notice of Termination for Good Reason. The Notice of Termination must set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason termination.

Upon the Effective Date of Termination, the Executive shall be entitled to:

(a)	An amount equal to the Executive’s accrued and unpaid Base Salary through the Effective Date of Termination within thirty (30) days following such Effective Date of Termination.

(b)	Subject to the Executive signing and not revoking a Release within sixty (60) days following the Effective Date of Termination:

(i)	A lump sum payment equal to two (2) times the Executive’s Base Salary, at the rate in effect on the Effective Date of Termination; provided, however, that if the reason for the Executive’s termination is a reduction in Base Salary, the Base Salary before the reduction will be used to calculate the payment herein; and

(ii)	A lump sum payment equal to the Prorated Annual Bonus Award.

(iii) As provided under the Company’s Amended and Restated 2006 Long Term Incentive Plan or the applicable award agreement, accelerated vesting of Performance Units as set forth in Exhibit A, attached hereto.

Except as otherwise required by Section 7.7, the lump sum payments described in this Section 7.4(b)(i) and (ii) shall be made by the Company no later than seventy (70) days following the Effective Date of Termination and the lump sum payment described in this Section 7.4(b)(ii) shall be made no later than the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year in which the Effective Date of Termination occurs. The Company shall provide the Release to the Executive on or shortly after the Effective Date of Termination, and the Executive shall execute the Release during the time period permitted by applicable law.

(c)	All other benefits to which the Executive has a vested right as of the Effective Date of Termination, according to the provisions of the governing plan or program. Such rights and benefits shall be paid or provided, as applicable, in accordance with the terms of the applicable plan or program.

With the exception of the covenants referenced in Article 10 (which survive the termination of the Executive’s employment), after the payments and execution of the Release, the Company and the Executive shall have no further obligations under this Agreement. The Parties agree that except for any payments made under Section 7.4, the Company has no further severance obligations to the Executive and no additional severance (including accelerated vesting and/or settlement of equity-based compensation except to the extent otherwise provided in the award agreement) will be payable in connection with the Executive’s termination of employment under this Agreement.

7.5 Termination for Cause. Nothing in this Agreement shall be construed to prevent the Company from terminating the Executive’s employment and this Agreement for Cause. In the event this Agreement is terminated by the Company for Cause, the Company shall pay the Executive his Base Salary through the Effective Date of Termination within thirty (30) days following such Effective Date of Termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement. With the exception of the covenants referenced in Article 10 (which survive the termination of the Executive’s employment), the Company and the Executive shall have no further obligations under this Agreement.

7.6 Subsequent to a Change in Control, Termination by the Company without Cause or by the Executive with Good Reason. If within two (2) years following a Change in Control, the Company terminates the Executive’s employment for any reason other than death, Disability, or Cause or the Executive terminates employment for Good Reason, by providing to the Executive or the Company, as applicable, a Notice of Termination, at least sixty (60) calendar days prior to the Effective Date of Termination, the Company shall pay and provide to the Executive:

(a)	An amount equal to the Executive’s accrued and unpaid Base Salary through the Effective Date of Termination within thirty (30) days following such Effective Date of Termination.

(b)	Subject to the Executive signing and not revoking a Release within sixty (60) days following the Effective Date of Termination:

(i)	A lump sum payment equal to two (2) times the Executive’s annual Base Salary, at the Base Salary rate in effect on the Effective Date of Termination; provided, however, that if the reason for the Executive’s termination is a reduction in Base Salary, the Base Salary before the reduction will be used to calculate the payment herein;

(ii)	A lump sum payment equal to two (2) times the Target Annual Bonus Award;

(iii)	A lump sum payment that is equal to the Prorated Target Annual Bonus Award; and

(iv)	As provided under the Company’s Amended and Restated 2006 Long Term Incentive Plan or the applicable award agreement, accelerated vesting of Performance Units as set forth in Exhibit A, attached hereto.

Except as otherwise required by Section 7.7, the lump sum payments described in this Section 7.6(b) shall be made by the Company within seventy (70) days following the Effective Date of Termination. The Company shall provide the Release to the Executive on or shortly after the Effective Date of Termination, and the Executive shall execute the Release during the time period permitted by applicable law.

(c)	All other benefits to which the Executive has a vested right as of the Effective Date of Termination, according to the provisions of the governing plan or program. Such rights and benefits shall be paid or provided, as applicable, in accordance with the terms of the applicable plan or program.

With the exception of the covenants referenced in Article 10 (which survive the termination of the Executive’s employment), after the payments and execution of the Release, the Company and the Executive shall have no further obligations under this Agreement. The Parties agree that except for any payments made under Section 7.6, the Company has no further severance obligations to the Executive and no additional severance (including accelerated vesting and/or settlement of equity-based compensation except to the extent otherwise provided in the award agreement) will be payable in connection with the Executive’s termination of employment under this Agreement.

7.7 Required Postponement for Specified Executives. If the Executive is considered a Specified Executive and payment of any amounts under this Agreement is required to be delayed for a period of six months after a separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated postponed amounts shall be paid in a lump sum payment within five (5) days after the end of the six (6) month period. If the Executive dies during the postponement period prior to the payment of such amounts, the amounts postponed on account of Section 409A of the Code shall be paid to the Executive’s Beneficiary within sixty (60) days after the date of the Executive’s death.

7.8 Later Determined Cause. Notwithstanding anything in this Agreement to the contrary, during the time between the Effective Date of Termination and either the Company’s Notice of Termination or the Executive’s Notice of Termination, if the Executive engages in conduct that is Cause, then the provisions relating to a termination for Cause shall control the termination rights and processes of both Parties under this Agreement.

Article 8. Assignment

8.1 Assignment by the Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of any successor company. For the purposes of this Section 8.1, a “successor” shall include a purchaser of all of the equity of the Company or all or substantially all of the assets or business of the Company. Any such successor company shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement.

Failure of the Company to obtain the agreement of any successor company to be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and an event constituting Good Reason (as described in Section 2.17). Except as herein provided, this Agreement may not otherwise be assigned by the Company.

8.2 Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies during the Term, the Company’s obligations to make payments or provide benefits are described entirely in Sections 7.1 and 7.7 and all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary.

Article 9. Notice

Any notices, requests, demands, or other communications provided by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, if to the Company, at its principal offices.

Article 10. Confidentiality, Noncompetition, and Nonsolicitation

The Executive hereby acknowledges and agrees that, during the Term, the Executive will frequently be exposed to certain knowledge, data and information of the Company and its subsidiaries which is confidential and has substantial value to the Company. The Executive acknowledges and agrees that it is reasonable for the Company to require the Executive to abide by certain restrictive covenants. Therefore, contemporaneous with the Effective Date of this Agreement and as a condition of the Executive’s employment with the Company, the Executive will sign and return a copy of the Employee Confidentiality, Noncompetition and Nonsolicitation Agreement attached hereto as Exhibit B. The provisions of this Article 10 shall survive the termination of this Agreement and the termination of the Executive’s employment.

Article 11. Miscellaneous

11.1 Entire Agreement. Unless otherwise specified herein, this Agreement supersedes any prior agreements or understandings, oral or written, between the Parties hereto or between the Executive and the Company, with respect to the subject matter hereof, including without limitations the Old Agreement and constitutes the entire agreement of the Parties with respect thereto.

11.2 Amendment or Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the Parties in a written instrument executed by the Parties hereto or their legal representatives. Notwithstanding the foregoing, the Company may amend the Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Agreement to any present or future law relating to agreements of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. None of the Company, Scotts or any of their respective affiliates, employees or agents shall have any liability to the Executive for any failure to comply with Section 409A of the Code.

11.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

11.4 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

11.5 No Tax Advice/Tax Withholding. The Executive will seek his own tax advice as to the French and United States tax consequences of this Agreement to him and no employee of the Company shall provide any such advice. The Company may withhold from any payment or benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling. Except as specifically provided otherwise in this Agreement, the Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

11.6 Beneficiaries. For the purposes of any payments or benefits due under Sections 7.1 and 7.7 of this Agreement, the Executive may designate one or more individuals or entities as the primary and/or contingent Beneficiaries of any amounts to be received. Such designation must be in the form of a signed writing acceptable to the Company. The Executive may make or change such designation at any time. An acceptable form is attached hereto as Exhibit C. If no Beneficiary is validly designated, then the benefits payable under this Agreement shall be paid to the Executive’s surviving spouse or, if there is no surviving spouse, the Executive’s estate.

11.7 Payment Obligation Absolute. All amounts payable by the Company hereunder shall be paid without notice or demand. Subject to the covenants set forth in Article 10 and the terms of any bonus, long-term incentive or other such plan or program, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

The restrictive covenants referenced in Article 10 are independent of any other contractual obligations in this Agreement or otherwise owed by the Company to the Executive. Except as provided in this Section 11.7, the existence of any claim or cause of action by the Executive against the Company, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company of any restrictive covenant contained herein.

11.8 Contractual Rights to Benefits. Subject to approval by the Company, this Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

11.9 Specific Performance. The Executive acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that the Company will likely have no adequate remedy at law if the Executive shall fail to perform any of his obligations hereunder. The Executive therefore confirms that the Company’s right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements, and other provisions of this Agreement specifically performed by the Executive and the Company shall have the right to obtain preliminary injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the Executive.

11.10 Consultation. The Executive represents and agrees that he has discussed all aspects of this Agreement with his private attorney, that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute this Agreement, that his decision to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into this Agreement, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this Agreement. The Parties expressly agree that there will be no presumption against the Company as the drafter of this Agreement.

11.11 Voiding of Agreement Provision. Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with Section 409A of the Code and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent. Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Article 12. Governing Law

To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction.

Article 13. Indemnification

The Company hereby covenants and agrees to indemnify and hold harmless the Executive against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages resulting from the Executive’s performance of his duties and obligations under the terms of this Agreement; provided however, the Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and with respect to a criminal action or proceeding, the Executive had no reasonable cause to believe his conduct was unlawful. This Indemnification provision shall survive Executive’s termination from employment for any reason.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

EXECUTIVE

/s/ Claude Lopez
Claude Lopez

Date: 5/28/10

THE SCOTTS COMPANY LLC

/s/ Denise Stump
Denise Stump, EVP Global Human Resouces

Date: 5/28/10

EXHIBIT A

FORM OF PERFORMANCE UNIT AWARD AGREEMENT

THE SCOTTS MIRACLE-GRO COMPANY
AMENDED AND RESTATED
2006 LONG-TERM INCENTIVE PLAN

PERFORMANCE UNIT AWARD AGREEMENT
(with related dividend equivalents)
PERFORMANCE UNITS GRANTED TO
CLAUDE LOPEZ ON OCTOBER 1, 2010

The Scotts Miracle-Gro Company (“Company”) believes that its business interests are best served by ensuring that you have an opportunity to share in the Company’s business success. To this end, the Company adopted The Scotts Miracle-Gro Company Amended and Restated 2006 Long-Term Incentive Plan (“Plan”) through which key employees, like you, may acquire (or share in the appreciation of) common shares, without par value, of the Company (“Shares”). Capitalized terms that are not defined in this Award Agreement have the same meanings as in the Plan.

This Award Agreement describes the type of Award that you have been granted and the terms and conditions of your Award. To ensure you fully understand these terms and conditions, you should:

- Read the Plan and this Award Agreement carefully; and

- Contact [Title] at [Telephone Number] if you have any questions about your Award. Or, you may send a written inquiry to the address shown below:

The Scotts Miracle-Gro Company

Attention: [Title]

14111 Scottslawn Road

Marysville, Ohio 43041

Also, no later than [Date 30 Days After Grant Date], you must return a signed copy of this Award Agreement to:

[Third Party Administrator]
Attention: [TPA Contact’s Name]
[TPA Contact’s Address]

[TPA Telephone Number]

The Company intends that this Award satisfy the requirements of Section 409A of the Code and that this Award Agreement be so administered and construed. You agree that the Company may modify this Award Agreement, without any further consideration, to fulfill this intent, even if those modifications change the terms of your Award and reduce its value or potential value.

1. DESCRIPTION OF YOUR PERFORMANCE UNITS

You have been granted [insert number] of Performance Units (“Performance Units”) and an equal number of related dividend equivalents, subject to the terms and conditions of the Plan and this Award Agreement. The “Grant Date” of your Award is October 1, 2010. Each whole Performance Unit represents the right to receive one full Share at the time and in the manner described in this Award Agreement. Subject to Section 3(f) of this Award Agreement, each dividend equivalent represents the right to receive an amount equal to the dividends that are declared and paid during the period beginning on the Grant Date and ending on the Settlement Date (as described in Section 2(b) of this Award Agreement) with respect to each Share represented by the related Performance Unit.

2. VESTING AND SETTLEMENT

(a) Vesting. Subject to Sections 3(a), 3(b) and 3(c) of this Award Agreement, and provided that you have not Terminated prior to such date, you will vest in your Performance Units on the September 30, 2013 (“Vesting Date”) based on whether the criteria set forth in the table below are satisfied:

If the compound annual growth rate of the Company’s Net Sales over the Performance Period is....	You will vest in the following percentage of your Performance Units...

Less than 7.0 percent (or negative)	0 percent

7.0 percent or greater	100 percent

For purposes of this Award Agreement:

(i) For purposes of calculating compound annual growth rate: (A) the beginning value shall be the FY10 Baseline; (B) the ending value shall be the Company’s Net Sales for the fiscal year ending on September 30, 2013 (using the following foreign exchange currency rates, as applicable: EUR ($1.350), GBP ($1.521) and CAD ($0.989)); and (C) the measurement period shall be the Performance Period.

(ii) The “FY10 Baseline” shall be the Company’s actual global consumer net sales result for FY10, excluding Roundup, as determined after the close of the books and used for internal management reporting purposes.

(iii) “Net Sales” shall be the Company’s global consumer net sales, excluding Roundup, used for internal management reporting purposes, as may be adjusted, in the Company’s sole discretion, to reflect any acquisitions or divestitures during the Performance Period; and

(iv) The “Performance Period” shall be the three fiscal year period beginning on October 1, 2010 and ending on September 30, 2013.

(b) Settlement.

(i) Subject to the terms of the Plan and this Award Agreement, your vested Performance Units shall be settled in a lump sum as soon as administratively practicable, but no later than 90 days, following the earliest to occur of: (i) your death or Disability; (ii) the date of your Termination without Cause or for Good Reason; or (iii) September 30, 2013 (each, a “Settlement Date”). Your whole Performance Units shall be settled in full Shares, and any fractional Performance Units shall be settled in cash, determined based upon the Fair Market Value of a Share on the Settlement Date. Notwithstanding the foregoing, the Company may delay the settlement of your Performance Units for the period and to the extent required by Section 409A(a)(2)(B) of the Code.

(ii) For purposes of this Award Agreement:

(A) “Disabled” means (1) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (2) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of your employer, or (3) you are determined to be totally disabled by the Social Security Administration or Railroad Retirement Board;

(B) “Terminate” (or any form thereof) means the later of (A) the cessation of the employment relationship between you and the Company and all Affiliates and Subsidiaries for any reason; or (B) the cessation of your service as a member of the Board; provided, however, that, to the extent that this Award is subject to Section 409A of the Code, “Terminate” means your “separation from service” from the Company, as defined in Section 409A of the Code.

(C) “Cause” and “Good Reason” shall have the meanings given to them in the employment agreement effective as of October 1, 2010, by and between you and the Company.

3. GENERAL TERMS AND CONDITIONS

(a) YOU MAY FORFEIT YOUR PERFORMANCE UNITS IF YOU TERMINATE. Except as otherwise provided in this Section 3(a) and Section 3(c) of this Award Agreement, you will forfeit your Performance Units if you Terminate prior to Vesting Date.

(i) If, prior to the Vesting Date, and notwithstanding Section 2(a) above, you (A) die or (B) become Disabled, your Performance Units will become 100 percent vested as of the date of such event and will be settled in accordance with Section 2(b) of this Award Agreement.

(ii) If, prior to the Vesting Date, and notwithstanding Section 2(a) above, you (A) are Terminated by the Company without Cause or (B) Terminate for Good Reason, your Performance Units will become 100 percent vested as of the date of your Termination and will be settled in accordance with Section 2(b) of this Award Agreement.

(ii) If, prior to the Vesting Date, you Terminate for any reason not described in Sections 3(a)(i) or (ii) of this Award Agreement, your Performance Units will be forfeited immediately.

(b) YOU WILL FORFEIT YOUR PERFORMANCE UNITS IF YOU ENGAGE IN CONDUCT THAT IS HARMFUL TO THE COMPANY (OR ANY AFFILIATE OR SUBSIDIARY). You will forfeit any outstanding Performance Units and related dividend equivalents and must return to the Company all Shares and other amounts you have received through the Plan if, without the Company’s written consent, you do any of the following within 180 days before and 730 days after you Terminate:

(i) You serve (or agree to serve) as an officer, director, consultant, manager or employee of any proprietorship, partnership, corporation or other entity or become the owner of a business or a member of a partnership, limited liability company or other entity that competes with any portion of the Company’s (or any Affiliate’s or Subsidiary’s) business with which you have been involved any time within five years before your Termination or render any service (including, without limitation, advertising or business consulting) to entities that compete with any portion of the Company’s (or any Affiliate’s or Subsidiary’s) business with which you have been involved any time within five years before your Termination;

(ii) You refuse or fail to consult with, supply information to or otherwise cooperate with the Company or any Affiliate or Subsidiary after having been requested to do so;

(iii) You deliberately engage in any action that the Company concludes has caused substantial harm to the interests of the Company or any Affiliate or Subsidiary;

(iv) On your own behalf or on behalf of any other person, partnership, association, corporation, limited liability company or other entity, you solicit or in any manner attempt to influence or induce any employee of the Company or any Affiliate or Subsidiary to leave the Company’s or any Affiliate’s or Subsidiary’s employment or use or disclose to any person, partnership, association, corporation, limited liability company or other entity any information obtained while an employee of the Company or any Affiliate or Subsidiary concerning the names and addresses of the Company’s or any Affiliate’s or Subsidiary’s employees;

(v) You disclose confidential and proprietary information relating to the Company’s or any Affiliate’s or Subsidiary’s business affairs (“Trade Secrets”), including technical information, product information and formulae, processes, business and marketing plans, strategies, customer information and other information concerning the Company’s or any Affiliate’s or Subsidiary’s products, promotions, development, financing, expansion plans, business policies and practices, salaries and benefits and other forms of information considered by the Company or any Affiliate or Subsidiary to be proprietary and confidential and in the nature of Trade Secrets;

(vi) You fail to return all property (other than personal property), including keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible property or document and any and all copies, duplicates or reproductions that you have produced or received or have otherwise been submitted to you in the course of your service to the Company or any Affiliate or Subsidiary; or

(vii) You engaged in conduct that the Committee reasonably concludes would have given rise to a Termination for Cause had it been discovered before you Terminated.

(c) CHANGE IN CONTROL. Normally, your Performance Units will vest and be settled only under the circumstances described in Sections 2, 3(a)(i) and 3(a)(ii) a of this Award Agreement. However, if there is a Change in Control, your Performance Units will vest and be settled as described in the Plan. You should read the Plan carefully to ensure that you understand how this may happen.

(d) AMENDMENT AND TERMINATION. Subject to the terms of the Plan, the Company may amend or terminate this Award Agreement or the Plan at any time.

(e) RIGHTS BEFORE YOUR PERFORMANCE UNITS ARE SETTLED. Except as provided in Section 3(f) of this Award Agreement, you will have none of the rights of a shareholder with respect to Shares underlying the Performance Units unless and until you become the record holder of such Shares.

(f) DIVIDEND EQUIVALENTS. You will be entitled to receive a dividend equivalent equal to any dividends declared and paid on each Share represented by a related Performance Unit, subject to the same terms and conditions as the related Performance Unit. Any dividend equivalents described in this Section 3(f) will be distributed to you in accordance with Section 2(b) of this Award Agreement or forfeited, depending on whether or not you have met the conditions described in this Award Agreement and the Plan. Any such distributions will be made in (i) cash, for any dividend equivalents relating to cash dividends and (ii) Shares, for any dividend equivalents relating to Share dividends.

(g) BENEFICIARY DESIGNATION. You may name a beneficiary or beneficiaries to receive any Performance Units and related dividend equivalents that vest before you die but are settled after you die. This may be done only on the attached Beneficiary Designation Form and by following the rules described in that Form. The Beneficiary Designation Form does not need to be completed now and is not required as a condition of receiving your Award. However, if you die without completing a Beneficiary Designation Form or if you do not complete that Form correctly, your beneficiary will be your surviving spouse or, if you do not have a surviving spouse, your estate.

(h) TRANSFERRING YOUR PERFORMANCE UNITS AND RELATED DIVIDEND EQUIVALENTS. Normally, your Performance Units and related dividend equivalents may not be transferred to another person. However, as described in Section 3(g) of this Award Agreement, you may complete a Beneficiary Designation Form to name the person to receive any Performance Units and related dividend equivalents that are vested before you die but are settled after you die. Also, the Committee may allow you to place your Performance Units and related dividend equivalents into a trust established for your benefit or the benefit of your family. Contact [Third Party Administrator] at [TPA Telephone Number] or at the address given above if you are interested in doing this.

(i) GOVERNING LAW. This Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

(j) OTHER AGREEMENTS. Your Performance Units and related dividend equivalents will be subject to the terms of any other written agreements between you and the Company or any Affiliate or Subsidiary to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement.

(k) ADJUSTMENTS TO YOUR PERFORMANCE UNITS. Subject to the terms of the Plan, your Performance Units and related dividend equivalents will be adjusted, if appropriate, to reflect any change to the Company’s capital structure (e.g., the number of Shares underlying your Performance Units will be adjusted to reflect a stock split).

(l) OTHER RULES. Your Performance Units and related dividend equivalents are subject to more rules described in the Plan. You should read the Plan carefully to ensure you fully understand all the terms and conditions of the grant of Performance Units and related dividend equivalents under this Award Agreement.

4. YOUR ACKNOWLEDGMENT OF AWARD CONDITIONS

By signing below, you acknowledge and agree that:

(a) A copy of the Plan has been made available to you;

(b) You understand and accept the terms and conditions of your Award;

(c) You will consent (on your own behalf and on behalf of your beneficiaries and transferees and without any further consideration) to any necessary change to your Award or this Award Agreement to comply with any law and to avoid paying penalties under Section 409A of the Code, even if those changes affect the terms of your Award and reduce its value or potential value; and

(d) You must return a signed by no later than [Date 30 Days After Grant Date].

[signature page attached]

CLAUDE LOPEZ

By:        NOT AN EXECUTION COPY—

Date signed:

THE SCOTTS MIRACLE-GRO COMPANY

By:        NOT AN EXECUTION COPY

[Name of Company Representative]
[Title of Company Representative]

Date signed:

EXHIBIT B

EMPLOYEE CONFIDENTIALITY, NONCOMPETITION AND NONSOLICITATION AGREEMENT

EMPLOYEE CONFIDENTIALITY, NONCOMPETITION,
NONSOLICITATION AGREEMENT

This Employee Confidentiality, Noncompetition, Nonsolicitation Agreement (“Agreement”), is by and between The Scotts Company LLC, and all companies controlled by, controlling or under common control with the Scotts Company LLC (collectively, the “Company”), and the person designated on the signature page hereof as “Employee.” This Agreement is effective as of the date signed by Employee below (the “Effective Date”).

WHEREAS, the Company desires to employ (or to continue to employ) Employee, and Employee desires to be employed by (or to continue to be employed by) the Company, in a position with respect to which Employee will have access to certain confidential and proprietary information of the Company;

WHEREAS, the Company desires to have Employee participate (or continue to participate) and Employee has reviewed and desires to participate (or continue to participate) in The Scotts Company LLC Executive/Management Incentive Plan (the “Plan”); and,

WHEREAS, the Company believes, and Employee hereby acknowledges, that the confidential and proprietary information of the Company is extremely important to the success of the Company, and Employee understands and agrees that the Company is willing to provide Employee access or continued access to such information, subject to and in consideration of the agreements of Employee set forth herein regarding confidentiality, noncompetition, nonsolicitation and related matters;

NOW, THEREFORE, in consideration for employment or continued employment, participation in the Plan, access to or continued access to Confidential Information (defined below), training, compensation and benefits, as well as other good and valuable consideration provided by the Company to Employee, the receipt and sufficiency of which are hereby acknowledged, Employee freely enters this Agreement according to the following terms and conditions:

1. Confidential Information. As used in this Agreement the term “Confidential Information” shall mean any and all financial, commercial, technical, engineering or other information in written, oral, visual, or electronic form concerning the business and affairs of the Company including, without limitation, (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) client and supplier lists and any other information about the Company’s relationships with others, (viii) financial information and financial projections, (ix) network and system architecture, (x) all other concepts, ideas, materials and information prepared or performed for or by the Company and (xi) all information related to the business plan, strategies, business, products, purchases or sales of the Company or any of its suppliers and customers. The term “Confidential Information” does not include information that: (a) was or is made available to the public without restriction by the Company or by a third party who has the right to disclose such information; (b) was previously known to the Employee independent of the Company or, subject to the terms of Section 4 of this Agreement, independently developed or derived by Employee without the aid, application or use of any Confidential Information, as evidenced by corroborating, dated documentation; or (c) is disclosed to Employee on a non-confidential basis by a third party who has the right to disclose such information.

2. Confidentiality. Employee recognizes and acknowledges that the Confidential Information, as it may exist from time to time, is a valuable, special and unique asset of the Company. Employee further recognizes and acknowledges that access to and knowledge of the Confidential Information is essential to the performance of the Employee’s duties as an employee of the Company. Accordingly, during Employee’s employment with the Company, and for an indefinite period thereafter, Employee shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for Employee’s own personal benefit or for the benefit of anyone other than the Company, any Confidential Information of any kind, nature or description (whether or not acquired, learned, obtained or developed by Employee alone or in conjunction with others) belonging to or concerning the Company, or any of its customers or clients or others with whom the Company now or hereafter has a business relationship, except (a) with the prior written consent of the Company, or (b) in the course of the proper performance of Employee’s duties as an employee of the Company. Upon the termination of Employee’s employment with the Company, or whenever requested by the Company, Employee shall immediately deliver to the Company all Confidential Information in Employee’s possession or under Employee’s control.

3. Company Property. Upon the termination of Employee’s employment with the Company, or whenever requested by the Company, Employee shall immediately deliver to the Company all property in Employee’s possession or under Employee’s control belonging to the Company without limitation.

4. Employee Created Intellectual Property. Any and all inventions, ideas, improvements, discoveries, concepts, writings, processes, procedures, products, designs, formulae, specifications, samples, methods, know how or other things of value (“Intellectual Property”) which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement or during the term of any prior employment by the Company, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with the business now or hereafter carried on by the Company, shall be the sole and exclusive property of the Company, and where applicable, all copyrightable works shall be considered “Works Made for Hire” under the U.S. Copyright Act, 17 USC § 101 et seq. Employee (a) agrees to promptly disclose all such Intellectual Property to the Company, (b) agrees to do everything necessary or advisable to vest absolute title thereto in the Company, (c) assigns, without further consideration, to the Company all right, title and interest in and to such Intellectual Property, free and clear of any claims, liens or reserved rights of the Employee, and (d) irrevocably relinquishes for the benefit of the Company and its assignees any moral rights in the Intellectual Property recognized by applicable law.

5. Restrictive Covenants. Employee agrees that during the Employee’s employment with the Company and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, for Employee’s own benefit or for the benefit of any person or entity other than the Company:

(a) engage in, or be employed by a person or entity that engages in, the business of providing services and/or products that are competitive with the Company’s business as that business is conducted or proposed to be conducted during the Employee’s employment. This prohibition shall generally apply to any competitive activities in any geographic area either in which the Company is engaged in business activities or in which its customers are located as of the date that Employee’s employment ends;

(b) in addition to the prohibition contained in paragraph 5(a), Employee shall not be employed, or provide consulting services or other assistance to the Companies listed in Appendix A (the “List”). The Company reserves the right to identify additional or alternate companies for inclusion on the List in the future. Employee may contact the Company from time to time to obtain an updated copy of the List and the Company will promptly provide such list;

(c) employ, solicit for employment, or advise or recommend to any other person (“person” meaning a natural person or legal entity) that such other person employ or solicit for employment, any current or past employee of the Company (where “past employee of the Company” means any person employed by the Company within one year of the solicitation or proposed employment);

(d) solicit or induce, or attempt to solicit or induce, any customer or prospective customer of the Company (i) to cease being, or not becoming, a customer of the Company or (ii) to divert any of the customer’s business or prospective business from the Company;

(e) otherwise interfere with, disrupt, or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Company and any of its customers, clients, suppliers, consultants or employees; or

(f) deliberately engage in any action that will cause substantial harm to the Company, including, but not limited to, disparagement of the Company.

Employee agrees that the restrictions contained in this Section 5 are reasonable in scope, duration, and geographic territory, and necessary to protect the Company’s legitimate business interests. The restrictive covenants set forth in this Paragraph 5 are subject to Paragraph 8 hereof and Employee hereby waives any and all right to attack the validity of such covenants on the grounds of the breadth of their geographic scope or the length of their term.

6.	Certain Remedies.

(a) Employee agrees and acknowledges that Employee’s breach of any of the provisions of paragraphs 2 and 5 of this Agreement will cause, in addition to any liquidated or quantifiable monetary damage, irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy. Consequently, Employee agrees that the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further breach of such provisions by Employee or requiring Employee to perform its obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company may be entitled at law or in equity, including without limitation the right to recover monetary damages as set forth in paragraph 6(b) and for the breach of any of the provisions of this Agreement.

(b) The parties agree that the monetary value of any breach of paragraphs 2 or 5 would be difficult to calculate. As a result, the parties agree that in the event of a breach of paragraph 2 or 5, in addition to any additional monetary damages that may be proven, Employee shall give up any right Employee may have to any unpaid bonus under the Plan, and shall, upon the Company’s demand, repay all payments Employee has received under the Plan within 3 years prior to the breach. Employee acknowledges that this is a reasonable basis for estimating damages from such breach and that these estimated damages are separate from the irreparable harm contemplated in subparagraph 6(a).

(c) In the event that the Company seeks court enforcement of any of the provisions of this Agreement, or is forced to respond to an action filed by Employee and related to this Agreement, and the Company is the substantially prevailing party, Employee shall pay the Company’s reasonable attorney’s fees and costs incurred in those efforts.

7. Term of this Agreement. Except as otherwise expressly provided in paragraph 5, this Agreement shall continue in effect and survive for an indefinite period notwithstanding the termination of Employee’s employment with the Company for any reason.

8. NO EMPLOYMENT AGREEMENT. THIS AGREEMENT IS NOT, HOWEVER, AND SHALL NOT BE DEEMED TO BE, AN EMPLOYMENT AGREEMENT THAT OBLIGATES THE COMPANY TO EMPLOY EMPLOYEE, OR OBLIGATES EMPLOYEE TO CONTINUE IN THE COMPANY’S EMPLOYMENT, FOR ANY TERM WHATSOEVER. UNLESS THERE IS A SEPARATE, WRITTEN EMPLOYMENT CONTRACT BETWEEN EMPLOYEE AND THE COMPANY TO THE CONTRARY, EMPLOYEE IS AN “AT WILL” EMPLOYEE OF THE COMPANY AND THE CONTINUATION OF EMPLOYEE’S EMPLOYMENT BY THE COMPANY IS SUBJECT TO THE RIGHT OF THE COMPANY TO TERMINATE SUCH EMPLOYMENT AT ANY TIME, WITHOUT CAUSE.

9. Severability. If any provision of this Agreement is held to be unenforceable for any reason, that provision shall be severed and this Agreement shall remain in full force and effect in all other respects. If any provision of this Agreement, although unenforceable as written, may be made enforceable by limitation thereof, then such provision will be enforceable to the maximum extent permitted by applicable law.

10. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO IRRESPECTIVE OF CHOICE OF LAW PRINCIPLES. Employee and the Company agree that any action brought by any party in connection with this Agreement shall be filed in either state or federal court located within the State of Ohio.

11. No Reliance. Employee represents and warrants to the Company that no promise or inducement for this Agreement has been made to Employee except as set forth herein; and this Agreement is executed by Employee freely and voluntarily, and without reliance upon any statement or representation by the Company, or any of the Company’s attorneys, employees or agents except as expressly set forth herein.

12. Assignment. The Company may assign, in whole or in part, its rights and obligations under this Agreement. The rights of the Company shall enure to the benefit of, and the obligations of the Company shall be binding upon, the Company’s successors and assigns. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

13. Notification. Employee shall notify any person or entity employing Employee or intending to employ Employee of the existence and provisions of this Agreement. Employee agrees that the Company may also notify any person or entity employing Employee or intending to employ Employee of the existence and provisions of this Agreement.

14. Modification and Waiver. This Agreement shall not be modified unless such modification is in writing and signed by the EVP, Global Human Resources for the Company. Further, the parties agree that the Company’s waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement.

AGREED AND ACKNOWLEDGED:
EMPLOYEE: NOT AN EXECUTION COPY Signature Printed Name	THE SCOTTS COMPANY By: NOT AN EXECUTION COPY— Signature Denise Stump, EVP Global Human Resources
Date	Printed Name

EXHIBIT C

THE SCOTTS COMPANY LLC

BENEFICIARY DESIGNATION FORM
RELATING TO CONTINGENT PAYMENTS UNDER THE EMPLOYMENT AGREEMENT
ENTERED INTO BETWEEN BY AND BETWEEN CLAUDE LOPEZ
AND THE SCOTTS COMPANY LLC

1.00 INSTRUCTIONS FOR COMPLETING THIS BENEFICIARY DESIGNATION FORM

You may use this Beneficiary Designation Form to (1) name the person you want to receive any amount due under the Employment Agreement, effective October 1, 2010 by and between you and The Scotts Company LLC (“Agreement”) after your death or (2) change the person who will receive these benefits.

There are several things you should know before you complete this Beneficiary Designation Form.

FIRST, if you do not elect a beneficiary, any amount due to you under the Agreement when you die will be paid to your surviving spouse or, if you have no surviving spouse, to your estate.

SECOND, your election will not be effective (and will not be implemented) unless you complete all applicable portions of this Beneficiary Designation Form and return it with a signed copy of the Agreement to the legal department.

THIRD, all elections will remain in effect until they are changed (or until all death benefits are paid).

FOURTH, this beneficiary designation supersedes and revokes all other beneficiary designations with respect to payments under the Agreement.

2.00 DESIGNATION OF BENEFICIARY

2.01 PRIMARY BENEFICIARY:

I designate the following person as my Primary Beneficiary to receive any amount due after my death under the Agreement:

(Name)	(Relationship)
Address:

2.02 CONTINGENT BENEFICIARY

If my Primary Beneficiary dies before I die, I direct that any amount due after my death under the terms of the Agreement be distributed to:

(Name)	(Relationship)
Address:

Elections made on this Beneficiary Designation Form will be effective only after this Form is received by the legal department and only if it is fully and properly completed and signed.

NAME

Address:

Sign and attach this Beneficiary Designation Form to the Agreement.

Date	Signature

To be Completed by the Company:

Received on:
By: